Contact: Edward Palmer
         Executive Vice President
         Scriptel Holding, Inc.
         Tel:(614) 276.8402

FOR IMMEDIATE RELEASE

SCRIPTEL ANNOUNCES RESTRUCTURE

COLUMBUS, OH - May 16 - Scriptel Holding, Inc. headquartered in Columbus, OH (OTC:SCRH), announced today it has just completed a financial restructuring agreement which will allow the company to more aggressively pursue the manufacturing ramp up and marketing of its WriteTouch (TM) system to OEMs. the system began shipping in February.

The Company has restructured its liabilities, issued stock to key employees, signed new management agreements and reorganized its capital structure. Scriptel's financial advisor, DeWitt Wolf Consultants LLC of San Francisco, has brought in a $4 million capital commitment in a staged financing.
Scriptel intends to undertake a reverse stock split, and has authorized DeWitt Wolf to seek compatible acquisition candidates that will create new revenue opportunities for Scriptel to broaden its product lines, customer base and distribution channels.

Mr. Bernard Eckstein, Chairman and CEO says, "This restructure will provide the Company a sound base to move the Scriptel technology forward, and offers some interesting opportunities for the future. We now have a management team and investor support of motivated, results driven people."

"This restructuring is the step needed to allow Scriptel shareholders and business partners to realize the fruits of their investment in our technology," says Vance Holloway, President and COO.

Scriptel Holding, Inc. develops, manufactures and markets high-performance digital pen subsystems that are customized by OEMs into end-user products, including the WriteTouch (TM) cordless pen. WriteTouch (TM) was designed for a variety of vertical and horizontal markets including the retail, telemedicine, utility and insurance industries as well as a variety of other mobile data collection industries and service companies. The Company is located at 4153 Arlingate Plaza, Columbus, Ohio 43228; phone 614.276.8402. For more information about Scriptel please visit the Web site at www.scriptel.com and the WriteTouch (TM) Web site at www.writetouch.com. For further information regarding the restructure, contact DeWitt Wolf Consultant LLC at 415.955.0561.